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                     [Cahill Gordon & Reindel letterhead]

                                          September 9,1999



Ladies and Gentlemen:

         We have acted as special counsel to ANADIGICS, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-3 (No. 333-83889), as amended (the "Registration Statement"), relating to the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of 3,450,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock").

         We advise you that in our opinion the shares of Common Stock to be sold by the Company, when issued in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the use of our name under the caption "Validity of Common Stock" and to the filing of this option with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                           Very truly yours,
                                           /s/ Cahill Gordon & Reindel

ANADIGICS, Inc.
35 Technology Drive
Warren, New Jersey 07059